CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Principal Protected Notes due 2015	$4,000,000	$285.20

March 2010 Pricing Supplement No. 327 Registration Statement No. 333-156423 Dated March 1, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Performance of the S&P GSCITM Energy Index—Excess Return

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the accompanying prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive, for each $1,000 stated principal amount of notes that the investor holds, an amount of cash that is greater than the $1,000 stated principal amount per note if the final index value is greater than the initial index value, subject to the maximum payment amount, and the $1,000 stated principal amount per note if the final index value is less than or equal to the initial index value. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 1, 2010
Original issue date:	March 8, 2010 (5 business days after the pricing date)
Maturity date:	March 13, 2015
Principal protection:	100%
Interest:	None
Underlying commodity index:	S&P GSCITM Energy Index—Excess Return (the “index”)
Payment at maturity:
▪ If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪ If the final index value is less than or equal to the initial index value:
$1,000

Supplemental redemption amount:	$1,000 x commodity percent change x participation rate; provided that the supplemental redemption amount will not be less than zero or greater than $680 per note
Participation rate:	100%
Maximum payment amount:	$1,680 per note (168% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	265.1495, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	March 6, 2015, subject to postponement for non-index business days and market disruption events.
CUSIP:	617482KY9
ISIN:	US617482KY97
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	$18	$982
Total	$4,000,000	$72,000	$3,928,000
(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of $18 for each note they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, the stated principal amount plus a supplemental redemption amount, if any, based on the performance of the underlying commodity index and subject to the maximum payment amount. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 1, 2010	March 8, 2010 (5 business days after the pricing date)	March 13, 2015 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCITM Energy Index—Excess Return (the “index”)
Underlying commodity index publisher:	Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc.
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Payment at maturity:
▪ If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪ If the final index value is less than or equal to the initial index value:
$1,000

Supplemental redemption amount:	$1,000 x commodity percent change x participation rate; provided that the supplemental redemption amount will not be less than zero or greater than $680 per note
Participation rate:	100%
Maximum payment amount:	$1,680 per note (168% of the stated principal amount)
Index value:	For any index business day, the official settlement price of the index
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:
265.1495, which is the official settlement price of the index on the pricing date, as published by the underlying commodity index publisher.
If the initial index value as finally made available by the underlying commodity index publisher differs from the initial index value specified in the final pricing supplement, we will include the definitive initial index value in an amended pricing supplement.

Final index value:	The official settlement price of the index on the determination date, as published by the underlying commodity index publisher.
Determination date:	March 6, 2015, subject to postponement for non-index business days and market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Call right:	The notes are not callable prior to the maturity date.
Capital protected notes:
All references to “capital protected” in the accompanying prospectus supplement for capital protected commodity-linked notes shall be deemed to refer to “principal protected” when read in conjunction with this pricing supplement.

Risk Factors:	Please see “Risk Factors” beginning on page 9.

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Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482KY9
ISIN:	US617482KY97
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 4.0814% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,224.6732 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2010	$12.6977	$12.6977
July 1, 2010 through December 31, 2010	$20.6661	$33.3638
January 1, 2011 through June 30, 2011	$21.0879	$54.4517
July 1, 2011 through December 31, 2011	$21.5182	$75.9699
January 1, 2012 through June 30, 2012	$21.9573	$97.9272
July 1, 2012 through December 31, 2012	$22.4054	$120.3326
January 1, 2013 through June 30, 2013	$22.8626	$143.1952
July 1, 2013 through December 31, 2013	$23.3292	$166.5244
January 1, 2014 through June 30, 2014	$23.8053	$190.3297
July 1, 2014 through December 31, 2014	$24.2911	$214.6208
January 1, 2015 through the Maturity Date	$10.0524	$224.6732

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	MS & Co.
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that compose the underlying commodity index.  Such purchase activity could have increased the value of the underlying

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Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

commodity index, and therefore the value at which the underlying commodity index must close on the determination date before investors would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for commodity-linked capital protected notes.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or

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Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $18 for each note they sell.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for commodity-linked capital protected notes.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold, an amount in cash based on the performance of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,

subject to a maximum payment amount of $1,680 per note (168% of the stated principal amount),

where,

supplemental redemption amount   =   ($1,000    ×    participation rate    ×    commodity percent change)

and

and

participation rate	=	100%

If the final index value is less than or equal to the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

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Commodity-Linked Principal Protected Notes due March 13, 2015
Based on the Value of the S&P GSCITM Energy Index—Excess Return

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the final index value and the payout on the notes at maturity, including the supplemental redemption amount, are calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  The following information is assumed for the examples below:

Participation rate:	100%
Maximum return amount:	$1,680 per note
Hypothetical initial index value:	250

Calculation of the Payment at Maturity

Example 1:	The final index value is greater than the initial index value. Investors receive an amount greater than the stated principal amount at maturity.

Hypothetical final index value:   275
Payment at maturity:   $1,000 + supplemental redemption amount, subject to the maximum payment amount
Supplemental redemption amount:   $1,000 x commodity percent change x participation rate
Commodity percent change:   (final index value – initial index value) / initial index value

Using the above hypothetical figures, the commodity percent change in this example would equal: (275 – 250) / 250 = 10%

Accordingly, the supplemental redemption amount in this example would equal:

Supplemental redemption amount	= $1,000 x 10% x 100% = $100

In this example, the final index value has increased 10% over the initial index value.  Because the participation rate is 100%, you would receive 100% of the benefit of that increase and the supplemental redemption amount payable at maturity is $100.  As such, your payment at maturity for each $1,000 principal amount of notes is $1,100 which is the principal amount of $1,000 plus the supplemental redemption amount of $100.

Example 2:
The final index value is substantially greater than the initial index value. Investors receive an amount greater than the stated principal amount at maturity that is limited by the hypothetical maximum payment amount.

Hypothetical final index value:   500
Payment at maturity:   $1,000 + supplemental redemption amount, subject to the maximum payment amount
Supplemental redemption amount:   $1,000 x commodity percent change x participation rate
Commodity percent change:   (final index value – initial index value) / initial index value

Using the above hypothetical figures, the commodity percent change in this example would equal:(500 – 250) / 250 = 100%

Accordingly, the supplemental redemption amount in this example would equal:

Supplemental redemption amount	= $1,000 x 100% x 100% = $1,000

In this example, the final index value has increased 100% over the initial index value.  Because the participation rate is 100%, the supplemental redemption amount that would ordinarily be payable at maturity per note would be $1,000 (i.e., $2,000 payment at maturity).  However, because the payment at maturity is subject to the maximum payment amount, your payment at maturity for each $1,000 principal amount of notes is limited to the maximum payment amount of $1,680.

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Commodity-Linked Principal Protected Notes due March 13, 2015
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Example 3:	The final index value is less than the initial index value. Investors receive only the stated principal amount at maturity.

Hypothetical final index value:   225
Payment at maturity:    1,000 + supplemental redemption amount
Supplemental redemption amount:   $1,000 x commodity percent change x participation rate
Commodity percent change:   (final index value – initial index value) / initial index value

Using the above hypothetical figures, the commodity percent change in this example would equal: (225 – 250) / 250 = –10%

Accordingly, the supplemental redemption amount in this example would equal:

Supplemental redemption amount	=	the greater of:
		(a) $0; and
		(b) $1,000 x 100% x -10%
	=	$0
In this example, the commodity percent change is less than zero and therefore the supplemental redemption amount will be zero.  As no supplemental redemption amount is payable, the total payment at maturity per note will equal only the $1,000 stated principal amount.

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Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodity index.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for commodity-linked capital protected notes.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation or other factors relating to the value of money over time.

▪
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment amount of $1,680 per note (168% of the stated principal amount). As a result, you will not participate in any appreciation of the underlying commodity index in excess of 168% of the initial index value.

▪
The market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts that compose the underlying commodity index, trends of supply and demand for the commodities underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the contracts composing the underlying commodity index or stock or commodities markets generally and which may affect the final index value, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  The term "principal protected" means that, under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity, even if the underlying commodity index declines in value.  However, as with an ordinary debt security, you are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Adjustments to the underlying commodity index could adversely affect the value of the notes.  Standard & Poors’s, a Division of the McGraw-Hill Companies, Inc., as the underlying commodity index publisher, may add, delete or substitute the futures contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the notes.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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▪
Investing in the notes is not equivalent to investing in the underlying commodity index. Investing in the notes is not equivalent to investing in the underlying commodity index or the futures contracts that compose the underlying commodity index.

▪
The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions at any time will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, highly volatile (see “Historical Information” on page 13).

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the notes.  The underlying commodity index is composed of futures contracts on the energy components of the S&P GSCITM-ER (West Texas Intermediate crude oil, Brent crude oil, unleaded gasoline, heating oil, gasoil and natural gas).  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the notes.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the notes.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to

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allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.  MSCG, the calculation agent, is our subsidiary.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. As calculation agent, MSCG has determined the initial index value and will determined the final index value, the commodity percent change and the supplemental redemption amount, and will calculate the amount of cash you receive at maturity. Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any index value in the event of the unavailability, modification, discontinuance or discontinuance of reporting of the underlying commodity index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MSCG and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  MSCG and some of our other subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the price at which the underlying commodity index must close on the determination date before you would receive a payment at maturity that exceeds the issue price of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the price of the underlying commodity index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Underlying Commodity Index

The S&P GSCITM Energy Index—Excess Return.  The S&P GSCITM Energy Index—Excess Return is a sub-index of the S&P GSCITM Index - Excess Return (the “S&P GSCITM Index - ER”).  It represents only the energy components of the S&P GSCITM Index - ER.  The S&P GSCI™ Energy Index - Excess Return is a production-weighted index of the principal energy commodities and currently include West Texas Intermediate crude oil, Brent crude oil, unleaded gasoline, heating oil, gasoil and natural gas. It is designed to be a measure of the performance over time of the markets for these commodities and is composed of energy futures contracts traded on regulated futures exchanges. Energy commodity prices are primarily affected by the global demand for and supply of the commodities, but are also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for energy is linked to general economic activity, as well as government regulations such as environmental or consumption policies. In addition, prices for energy are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war or the prospect of war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  For a more complete description of the index, including risks relating thereto, see “Annex I— Certain Additional Commodity and Commodity Index Risks—S&P GSCITM Energy Index—Excess Return” and “Annex II—The S&P GSCI™ - ER” in the accompanying prospectus supplement for Commodity-Linked Capital-Protected Notes.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Energy Index—Excess Return, which is owned and published by S&P, in connection with securities, including the notes.

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Historical Information
The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying commodity index for each quarter in the period from January 1, 2005 through March 1, 2010.  The graph following the table sets forth the settlement prices of the underlying commodity index for the same period. The settlement price of the underlying commodity index on March 1, 2010 was 265.1495.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical prices of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying commodity index on the determination date.
S&P GSCITM Energy Index—Excess Return	High	Low	Period End
2005
First Quarter	564.6213	426.6949	562.2722
Second Quarter	579.8828	470.8071	533.3713
Third Quarter	696.7753	535.2310	672.4577
Fourth Quarter	666.3003	531.8738	556.6606
2006
First Quarter	584.0355	484.4476	532.1490
Second Quarter	595.2487	527.9143	555.8593
Third Quarter	578.6472	422.9105	434.6426
Fourth Quarter	430.5124	384.8579	388.4369
2007
First Quarter	411.7543	333.7177	411.7543
Second Quarter	413.1889	382.4889	409.2170
Third Quarter	457.2220	388.1742	451.7898
Fourth Quarter	539.9600	438.1291	526.8960
2008
First Quarter	614.0491	486.5023	581.1481
Second Quarter	796.7476	575.0748	796.0009
Third Quarter	825.1498	509.1034	551.9094
Fourth Quarter	542.4777	207.9942	247.1536
2009
First Quarter	271.8384	174.7849	210.7105
Second Quarter	281.4301	200.1171	266.7891
Third Quarter	276.4978	228.2036	255.8116
Fourth Quarter	290.8573	251.3574	274.4389
2010
First Quarter (through March 1, 2010)	287.9226	246.6888	265.1495

S&P GSCITM Energy Index—Excess Return Index Values January 1, 2005 to March 1, 2010

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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